EXHIBIT 99.2

             UNOVA Announces Second Quarter 2004 Results

    EVERETT, Wash.--(BUSINESS WIRE)--July 26, 2004--UNOVA, Inc.
(NYSE:UNA):

    --  UNOVA reports EPS of $0.09, including increased R&D activities

    -- Intermec product and service revenues increase 8.6% over prior-year quarter

    --  IAS segment achieves profitability

    UNOVA, Inc. (NYSE:UNA) today announced financial results for its second fiscal quarter which ended June 30, 2004.
    UNOVA reported second quarter revenues of $ 304.2 million and net earnings of $5.6 million, or $0.09 per share, compared to 2003 second quarter revenues of $279.7 million and a net loss of ($0.8) million, or ($0.01) per share. The prior year revenues included $7.2 million from Intellectual Property (IP) settlements.
    Segment operating profit from continuing operations was $18.6 million for the second quarter of 2004, compared to an operating profit of $13.3 million for the same prior year period. The prior year performance included a $5.3 million positive impact on segment operating profit from IP settlements. Segment operating profit from product and service revenues increased $10.7 million, or 135 percent, in the second quarter of 2004 compared to same prior-year period.
    "We posted a quarter of continued operational improvement and year-over-year growth," said Larry Brady, Chairman and CEO. "The AIT III and Hallmark contract wins are early evidence that we can leverage our substantial increase in R&D investment to drive significant future revenue. The business and technology strategies we put in place several quarters ago are showing tangible momentum."
    The Company's cash and cash equivalent position as of June 30, 2004 was $191.1 million, a decrease of $36.4 million during the second quarter of 2004. The decrease in net cash primarily reflects IAS segment working capital requirements to support certain long-term contracts. Total debt remained unchanged at $208.5 million.

    Automated Data Systems (ADS)

    In the second quarter of 2004, revenues at the Company's ADS segment, comprising Intermec Technologies, were $186.6 million. ADS revenues for the comparable second quarter of 2003 were $179.0 million, including $7.2 million related to IP settlements. Fluctuations in foreign currency exchange rates provided a favorable impact on revenue of approximately $5 million compared to the prior-year quarter.
    The ADS segment recorded a $15.6 million operating profit for the second quarter of 2004 compared to an operating profit of $21.5 million, including $5.3 million related to the IP settlements, for the second quarter of 2003. The second quarter of 2004 includes more than $5 million of incremental research and development expenses compared to the prior-year quarter. Operating margins for ADS product and service revenues were 8.4 percent in the second quarter of 2004, including the incremental research and development expenses, compared to 9.4 percent for the prior-year quarter.
    ADS product and service revenues increased 8.6 percent over the comparable quarter of 2003. Systems & Solutions product revenues increased 15 percent, service revenues increased 2 percent, and Printer/Media product revenues increased 1 percent, over the prior-year quarter.
    Geographically, North America revenues achieved an increase of 9 percent over the comparable prior-year period. Revenues in EMEA increased 5 percent, revenues in Asia Pacific increased 31 percent and Latin America revenues increased 10 percent.

    Industrial Automation Systems (IAS)

    The IAS segment reported second quarter 2004 revenues of $117.6 million and an operating profit of $3.0 million. IAS revenues increased 16.9 percent over the comparable quarter of 2003. These results compare to second quarter 2003 revenues of $100.7 million and an operating loss of ($8.2) million.
    During the quarter, the IAS segment expanded its global reach by securing two separate diesel block machining contracts in China utilizing our new "Mega" product line. IAS received orders relating to its composite technology which will support applications for the Boeing 7E7 and Airbus A-380 programs. IAS also received several automotive contract awards for engine retooling expansion programs. Improving trends in our aftermarket parts and service bookings reflect increased customer activity in the manufacturing sector.
    Backlog for all IAS businesses was $268.2 million as of June 30, 2004, compared to $266.4 million at December 31, 2003.

    About UNOVA

    UNOVA is a leading supplier of mobile computing and wireless network products for non-office applications and of manufacturing systems technologies primarily for the automotive and aerospace industries. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit in both its business segments, reduce expenses, and improve efficiency, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

    UNOVA, INC.

    SECOND QUARTER 2004 - EARNINGS CONFERENCE CALL

    UNOVA, Inc. will hold a conference call on Monday, July 26 at 10:00 am Eastern, 7:00 am Pacific Daylight Time to review financial results from the second quarter of fiscal year 2004, hosted by UNOVA Chief Executive Officer, Larry D. Brady; Chief Financial Officer, Michael E. Keane; Intermec President, Thomas O. Miller and Industrial Automation Systems President, Robert T. Smith. The dial-in number for participants is 877-915-2769 (Pass code is "UNOVA"). The call also will be broadcast live on the Internet under the investor information section of the UNOVA web site at www.unova.com.


UNOVA, INC.
(Unaudited, amounts in thousands,
except per share amounts)

                                 Three     Three      Six       Six
                                 Months    Months    Months    Months
                                 Ended     Ended     Ended     Ended
                                June 30,  June 30,  June 30,  June 30,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Sales and Service Revenues     $304,213  $279,702  $601,883  $543,710
Costs and Expenses
     Cost of sales and service  207,289   192,217   402,245   379,381
     Selling, general and
      administrative             79,404    73,274   158,055   149,554
     Depreciation and
      amortization                4,610     6,618     9,394    13,402
     Special charges                259       947       642     1,945
                                --------  --------  --------  --------
          Total Costs and
           Expenses             291,562   273,056   570,336   544,282
                                --------  --------  --------  --------
Operating Profit (Loss) From
 Continuing Operations           12,651     6,646    31,547      (572)
     Interest, net               (3,186)   (3,177)   (6,254)   (7,039)
                                --------  --------  --------  --------
Earnings (Loss) From Continuing
  Operations Before Taxes         9,465     3,469    25,293    (7,611)
     Provision for income taxes   3,768     2,600     9,084     4,200
                                --------  --------  --------  --------
Earnings (Loss) From Continuing
 Operations                       5,697       869    16,209   (11,811)
     Loss from discontinued
        operations, net of tax      (85)   (1,669)     (115)   (3,872)
                                --------  --------  --------  --------
Net Earnings (Loss)            $  5,612  $   (800) $ 16,094  $(15,683)
                                ========  ========  ========  ========

Basic Earnings (Loss) per Share
     Continuing Operations     $   0.09  $   0.02  $   0.27  $  (0.20)
     Discontinued Operations      (0.00)    (0.03)    (0.00)    (0.07)
                                --------  --------  --------  --------
          Net earnings (loss)
           per share           $   0.09  $  (0.01) $   0.27  $  (0.27)
                                ========  ========  ========  ========
Diluted Earnings (Loss) per
 Share
     Continuing Operations     $   0.09  $   0.02  $   0.26  $  (0.20)
     Discontinued Operations      (0.00)    (0.03)    (0.00)    (0.07)
                                --------  --------  --------  --------
          Net earnings (loss)
           per share           $   0.09  $  (0.01) $   0.26  $  (0.27)
                                ========  ========  ========  ========

Shares Used in Computing Earnings (Loss)
 per Share
    Basic                        60,403    58,474    60,296    58,444
    Diluted                      62,011    59,661    62,069    58,444


SELECTED SEGMENT INFORMATION
 (Preliminary)

Sales and Service Revenues

Automated Data Systems         $186,579  $179,040  $379,584  $341,922
Industrial Automation Systems   117,634   100,662   222,299   201,788
                                --------  --------  --------  --------
Total Sales and Service
 Revenues                      $304,213  $279,702  $601,883  $543,710
                                ========  ========  ========  ========

Operating Profit (Loss) From Continuing
 Operations

Segment Operating Profit (Loss)
     Automated Data Systems    $ 15,599  $ 21,495  $ 43,645  $ 30,497
     Industrial Automation
      Systems                     3,011    (8,235)   (2,242)  (16,431)
                                --------  --------  --------  --------
Total Segment Operating Profit   18,610    13,260    41,403    14,066
Corporate and Other              (5,700)   (5,667)   (9,214)  (12,693)
Special Charges                    (259)     (947)     (642)   (1,945)
                                --------  --------  --------  --------
Operating Profit (Loss) From
 Continuing Operations         $ 12,651  $  6,646  $ 31,547  $   (572)
                                ========  ========  ========  ========


UNOVA, INC.
CONSOLIDATED BALANCE
SHEETS (Preliminary)
(Unaudited, amounts in thousands)

                                                June 30,    Dec. 31,
                                                  2004        2003
                                                ----------  ----------
Assets

Current Assets
     Cash and cash equivalents                 $  191,070  $  238,447
     Accounts receivable, net                     320,659     275,594
     Inventories, net
         of progress billings                     157,874     132,324
     Deferred tax assets                           65,424      71,229
     Assets held for sale                          19,681      23,840
     Other current assets                          17,071      19,513
                                                ----------  ----------
         Total Current Assets                     771,779     760,947

Property, Plant and Equipment, Net                 74,558      77,292

Goodwill and Other Intangibles, Net                75,015      75,639

Deferred Tax Assets                               116,113     111,820

Other Assets                                       57,108      65,119
                                                ----------  ----------
Total Assets                                   $1,094,573  $1,090,817
                                                ==========  ==========

Liabilities and
 Shareholders' Investment

Current Liabilities
     Accounts payable and
          accrued expenses                     $  257,895  $  265,626
     Payroll and related expenses                  40,456      54,893
     Current portion of long-term obligations     100,000
                                                ---------- -----------
          Total Current Liabilities               398,351     320,519

Long-term Obligations                             108,500     208,500

Other Long-term Liabilities                       134,930     130,970

Shareholders' Investment
     Common stock                                     610         605
     Additional paid-in capital                   698,132     690,745
     Retained deficit                            (241,472)   (257,566)
     Accumulated other comprehensive loss          (4,478)     (2,956)
                                                ----------  ----------
          Total Shareholders' Investment          452,792     430,828
                                                ----------  ----------
Total Liabilities and
    Shareholders' Investment                   $1,094,573  $1,090,817
                                                ==========  ==========

UNOVA, INC.
CONSOLIDATED STATEMENT
OF CASH FLOWS (Preliminary)
Six Months Ended
June 30, 2004
(Unaudited, amounts in thousands)


Cash and Cash Equivalents
   at Beginning of Period                              $238,447

Cash Flows from Operating Activities:
  Net earnings                                           16,094
  Adjustments to reconcile net
     earnings to net cash used in
     operating activities:
         Depreciation and amortization                    9,394
         Changes in working capital
            and other operating activities              (74,960)
                                                        --------
     Net Cash Used in Operating Activities              (49,472)
                                                        --------
Cash Flows from Investing Activities:
   Capital expenditures                                  (6,417)
   Other investing activities                             4,346
                                                        --------
     Net Cash Used in Investing Activities               (2,071)
                                                        --------
Cash Flows from Financing Activities:
   Stock options exercised                                2,774
   Other financing activities                             1,392
                                                        --------

     Net Cash Provided by Financing Activities            4,166
                                                        --------

Resulting Decrease in Cash
   and Cash Equivalents                                 (47,377)
                                                        --------

Cash and Cash Equivalents
   at End of Period                                    $191,070
                                                        ========



    CONTACT: UNOVA, Inc.
             Chief Financial Officer
             Michael E. Keane, 425-265-2402
             mkeane@unova.com
             or
             UNOVA, Inc.
             Director of Investor Relations
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com